Exhibit 10.1
VECTOR GROUP LTD.
SUPPLEMENTAL RETIREMENT PLAN
(as amended and restated April 24, 2008)
     WHEREAS, VECTOR GROUP LTD., a Delaware corporation (the “Company”), adopted the Vector Group Ltd. Supplemental Retirement Plan as of January 1, 2002, as amended by Amendment No. 1 thereto entered into on January 21, 2003, as amended and restated March 3, 2004, and as further amended and restated January 27, 2006, for the purpose of providing certain select management employees of the Company and its affiliates unfunded deferred compensation benefits payable upon retirement, death or other termination of employment;
     WHEREAS, the Board has the right under Section 8.2 of the Plan to amend the Plan; and
     WHEREAS, the Board desires to make certain additional amendments to the Plan, to cause the Plan to meet the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and to amend and restate the Plan in its entirety.
     NOW, THEREFORE, the Plan is amended and restated, as of January 1, 2008, to read as follows:
SECTION 1
DEFINITIONS
     Except as otherwise provided herein, the following terms shall be defined in accordance with this Section 1:

          1.1 “Accrued Benefit” shall mean that amount of projected annual retirement benefit set forth on Exhibit A hereto that a Participant who fulfills the terms and conditions of the Plan would receive at his Normal Retirement Date.
          1.2 “Actuarial Equivalent” shall mean a form of benefit differing in time, period or manner of payout from the normal form of Retirement Benefit provided under the Plan but having the same value when computed using post-retirement mortality table 1983 Group Annuity (50% male/50% female) and pre- and post-retirement interest rates of 7.5%.
          1.3 “Adopting Employer” means (a) any business entity in which the Company owns a majority interest upon the Effective Date or (b) any other business entity, which, following the Effective Date, is authorized by the Board to adopt the Plan.
          1.4 “Anniversary Date” shall mean the Effective Date and each anniversary thereof while the Plan remains in effect.
          1.5 “Board” shall mean the Board of Directors of the Company.
          1.6 “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations, rulings and other guidance published thereunder by the Internal Revenue Service.
          1.7 “Committee” shall mean the person, persons or entity designated by the Company to administer the Plan on behalf of the Company and the Adopting Employers. Unless otherwise designated by the Board, the Compensation Committee of the Board shall serve as the Committee to administer the Plan.

          1.8 “Company” shall mean Vector Group Ltd., a Delaware corporation.
          1.9 “Disability” shall mean the date a Participant becomes “disabled” within the meaning of Section 409A(a)(2) of the Code; provided, however, that a Participant shall be deemed to be disabled if the Participant is determined to be totally disabled by the Social Security Administration.
          1.10 “Disability Retirement Date” shall mean a date selected by the Committee as soon as practicable following a determination by the Committee that a Participant has incurred a Disability.
          1.11 “Effective Date” shall mean the date set forth in Section 8.1 of the Plan.
          1.12 “Employer” shall mean the Company and any Adopting Employer for which a Participant renders service.
          1.13 “Employer Contribution” shall mean the contribution by an Employer to the Fund for each Plan Year described in Section 3.1 hereof.
          1.14 “Fiscal Year” shall mean the fiscal year of the Company.
          1.15 “Fund” shall mean the fund established under the Trust Fund Agreement.

          1.16 “Normal Retirement Date” shall mean the January 1 following the Participant’s attainment of the later of age 60 during active Service or the completion of 8 Years of Participation with the Company or an Adopting Employer following the Effective Date, provided, however, that Mr. Lorber’s Normal Retirement Date for purposes of the supplemental benefit shown on Exhibit A shall be January 1, 2013.
          1.17 “Participant” shall mean any key employee of an Employer who from time to time may be designated on Exhibit A hereto as a participant in the Plan by the Board and who is an active participant in the Plan.
          1.18 “Participant Payment Date” shall mean the date on which a Participant’s Retirement Benefit shall be paid to the Participant. Such date shall be: (a) the Disability Retirement Date of a Participant who has incurred a Disability, (b) that date which falls 30 days following the later to occur of (i) the Normal Retirement Date of a Participant and (ii) the Participant’s actual termination of Service with the Company or an Adopting Employer, (c) that date selected by the Committee as soon as practicable following the death of a Participant, if the Participant’s death takes place prior to any date described in clauses (a), (b) or (d) of this Section 1.18, or (d) that date that falls 30 days following the termination of the Service of a Participant without cause (as defined in Section 4.4 hereof), but only to the extent that any such termination of Service constitutes a “separation from service” described in Section 409A(a)(2) of the Code.
          1.19 “Participation Ratio” shall mean that percentage equal to a fraction, the numerator of which consists of that number of full Years of Participation of the Participant in the Plan that were completed by the Participant prior to the Participant’s termination of Service or incurrence of a Disability and the denominator of which consists of that total number of Years of Participation that would have been required on the part of the Participant for the Participant to attain the Participant’s Normal Retirement Date.

          1.20 “Plan” shall mean the Vector Group Ltd. Supplemental Retirement Plan, as set forth herein and as the same may be amended from time to time hereafter.
          1.21 “Retirement Benefit” shall mean the benefit payable to a Participant in accordance with Section 4.
          1.22 “Service” shall mean the period of full time continuous employment of the Participant by the Company or an Adopting Employer, following the Effective Date.
          1.23 “Specified Employee” shall mean each Participant who is considered to be a “specified employee” under Section 409A(a)(2) of the Code, and the determination of Specified Employee status shall be made as of December 31st of each year.
          1.24 “Trust Fund Agreement” shall mean the Vector Group Ltd. Supplemental Retirement Plan Trust, the purpose of which agreement is to hold the Fund.
          1.25 “Trustee” shall mean the trustee serving in such capacity under the Trust Fund Agreement.
          1.26 “Year of Participation” shall mean a Year of Service in which the Participant participated in the Plan. A Participant shall be deemed to have commenced participation in the Plan on the participation date set forth on Exhibit A hereto.

          1.27 “Year of Service” shall mean a 12 consecutive month period, in each month of which a Participant is entitled to compensation by reason of Service.
SECTION 2
DESIGNATION OF PARTICIPANTS
AND ELIGIBILITY FOR BENEFITS
          2.1 Designation of Participants. The Participants shall be those key employees of the Company or an Adopting Employer that the Board designates to participate in the Plan.
          2.2 Eligibility for Benefits. Except as otherwise provided herein, benefits under the Plan shall be payable in respect of a Participant at the Participant Payment Date applicable to the Participant and only by reason of the circumstances provided in Sections 4.1 through 4.4 hereof.
SECTION 3
CONTRIBUTION
          3.1 Amount of Employer Contribution. For the Fiscal Year ending with the Effective Date or within which falls the Effective Date and thereafter for each Fiscal Year (or portion thereof) that the Plan remains in effect, an Employer may, in the discretion of the Board, make an Employer Contribution to the Fund in that amount that the Employer shall determine to be necessary or appropriate to provide the benefits under the Plan.

SECTION 4
CIRCUMSTANCES OF PAYMENT; EXCLUSIVITY
          4.1 Attainment of Normal Retirement Date. Upon the attainment of a Participant of the Participant’s Normal Retirement Date, the Participant shall be vested in the Participant’s Accrued Benefit, which shall be paid in the manner set forth in Section 5 hereof to the Participant at the Participant Payment Date of such Participant, as provided in Section 1.18(b) hereof.
          4.2 Disability. A Participant in the Service of an Employer who incurs a Disability prior to the attainment of the Participant’s Normal Retirement Date shall be vested at the Participant’s Disability Retirement Date in that amount equal to: (i) the Actuarial Equivalent of the Participant’s Accrued Benefit, multiplied by (ii) the Participant’s Participation Ratio, which amount shall be paid in the manner set forth in Section 5 hereof to the Participant at the Participant Payment Date of such Participant, as provided in Section 1.18(a) hereof.
          4.3 Death. In the event a Participant in the Service of an Employer dies prior to incurring a Disability or attaining his Normal Retirement Date, such Participant’s beneficiary shall be vested in the Actuarial Equivalent of the Participant’s Accrued Benefit, which shall be paid in the manner set forth in Section 5 hereof at the Participant Payment Date provided in Section 1.18(c) hereof.
          4.4 Termination of Service. In the event of the termination of the Service of a Participant hereunder by an Employer without “cause” (as defined herein), such Participant shall be vested upon the effective date of such termination of Service in that amount equal to: (i) the Actuarial Equivalent of the Participant’s Accrued Benefit, multiplied by (ii) the Participant’s Participation Ratio, which amount shall be paid in the manner set forth in Section 5 hereof at the Participant Payment Date provided in Section 1.18(d) hereof. For purposes of this Section 4.4, the term “cause” shall mean solely an act of fraud or dishonesty by the Participant which constitutes a violation of the penal law of the State of New York and which results in gain or personal enrichment of the Participant at the expense of an Employer or any entity affiliated therewith.
          4.5 Exclusivity. A Participant whose Service is terminated upon the Participant’s own initiative or for any reason other than as set forth in the foregoing provisions of this Section 4 shall be entitled to no benefits whatsoever under the Plan.
SECTION 5
METHOD AND RECIPIENTS OF PAYMENTS;
PLAN ADMINISTRATION
          5.1 Normal Payment Method and Recipients of Payments. Except as provided in Section 5.2 hereof, the form of distribution payable to a Participant pursuant to this Section 5.1 shall be a lump sum payment on the Participant Payment Date of the Participant which shall be the Actuarial Equivalent of the Participant’s Accrued Benefit on such date. In the event of the death of a Participant prior to the applicable Participant Payment Date of the Participant, the amount of the death benefit payable in accordance with Section 4.3 hereof shall be paid in a lump sum to the Participant’s beneficiary or beneficiaries theretofore designated by the Participant by filing with the Participant’s Employer or the Committee a notice in writing in such form as the Committee may prescribe, and in the absence of such designation, shall be paid to the executors or administrators of the estate of the Participant. The beneficiaries named as aforesaid may be changed at any time by the Participant by amending and forwarding to the Participant’s Employer or the Committee a further written designation. Any payment required under this Section 5.1 shall in all events be made no later than the later of (i) the end of the calendar year in which the event giving rise to the distribution occurs and (ii) the 15th day of the third calendar month following the occurrence of the event giving rise to the distribution.
          5.2 Distributions to Specified Employees. Notwithstanding the other provisions of the Plan, any payment required to be made under the Plan upon the termination of Service of a Participant who is a Specified Employee shall be made promptly after the sixth month anniversary of the Participant’s date of termination of Service to the extent necessary to avoid the imposition upon the Participant of any additional tax imposed under Section 409A of the Code. All payments due and owing for the six month period shall be paid on the first day following the six month anniversary of the Participant’s date of termination, with interest at the prime lending rate as published in The Wall Street Journal and in effect as of the date the payment should otherwise have been provided.
          5.3 Distribution Limitations. The Committee may, but shall not be required to, defer any distribution to any Participant to the first date on which it determines in it sole and absolute discretion that such distribution would not be subject to the limits on deductions contained in Section 162(m) of the Code; provided that the date selected by the Committee shall not be earlier than the earliest date on which such distribution could be made to the Participant without causing the Participant to be subject to any additional tax imposed under Section 409A of the Code.

          5.4 Determination of Payment. If a Participant’s applicable Participant Payment Date occurs following the Participant’s Normal Retirement Date, as provided in Section 1.18(b) hereof, the Participant shall be entitled upon his actual Participant Payment Date to the Actuarial Equivalent on such date of the Participant’s Accrued Benefit on the Participant’s Normal Retirement Date.
          5.5 Plan Administration. The general administration of the Plan shall be the responsibility of the Committee, which is hereby authorized, in its discretion, to delegate said responsibilities to an administrator or administrative committee.
SECTION 6
SOURCE OF BENEFITS;
NO GUARANTEE OF EMPLOYMENT;
NO FUNDING; CONSTRUCTIVE RECEIPT
          6.1 Source of Benefits. Benefits payable under the Plan shall be payable either from the general assets of the Company or an Adopting Employer or, in the discretion of the Board, from the Fund. No one of the Trustees, directors, officers, agents or shareholders of the Company or an Adopting Employer, or of the Committee or of any administrator or administrative committee to which any function is delegated pursuant to Section 5.5 hereof, assumes any personal liability for obligations incurred on behalf of the Company or an Adopting Employer or under the Trust Agreement. No Participant’s or beneficiary’s interest in a Participant’s benefits under the Plan shall be greater than that of an unsecured creditor of the Company or an Adopting Employer, as appropriate.

          6.2 No Guarantee of Employment. Nothing contained herein shall be construed as a contract of employment or deemed to give any Participant the right to be retained in the employ of any Employer.
          6.3 Unfunded Plan. In adopting the Plan and entering into the Trust Fund Agreement, it is the intention of the Company and the Adopting Employers that any benefits to be provided under the Plan shall be deemed unfunded for tax and pension law purposes and that any assets acquired by or held within the Trust shall not be deemed to constitute funding for the benefit of the Participant, or the Participant’s beneficiary or estate. Consequently, at all times while the Plan is in effect, the Accrued Benefit of a Participant shall be understood to reflect only a means for the measurement and determination of the amounts to be paid to the Participant pursuant to the terms of the Plan, and a Participant’s Accrued Benefit shall not constitute or be treated as a trust fund of any kind, nor shall any assets held under the Trust be deemed to represent security for the performance of any obligation of the Company or an Adopting Employer hereunder but shall at all times be, and remain, their general, unpledged and unrestricted assets.
SECTION 7
NONASSIGNABILITY
          7.1 No benefit payable hereunder may be assigned, pledged, mortgaged or hypothecated and, except to the extent required by applicable law, no such benefit shall be subject to legal process or attachment for the payment of any claims of a creditor of a Participant or the beneficiary of such Participant.

SECTION 8
EFFECTIVE DATE; AMENDMENT AND TERMINATION
          8.1 Effective Date. This Plan shall be effective as of January 1, 2002 and shall remain in effect through its termination, subject to the provisions of Section 8.2 hereof.
          8.2 Amendment and Termination. The Board may at any time, or from time to time, amend this Plan in any respect on a prospective basis or terminate this Plan without restriction and without the consent of any Participant or beneficiary, provided that any such amendment or termination shall not impair the right of any Participant or any beneficiary to be paid benefits earned and vested hereunder prior to such amendment or termination. In the event of the termination of the Plan, each Participant shall be deemed to have attained the Participant’s Normal Retirement Date as of the date of such termination, and the Participant’s Accrued Benefit shall be paid to the Participant in accordance with the terms of Sections 4 and 5 hereof.
          8.3 Plan Sponsor. The Company shall be the sponsor and named fiduciary of the Plan, which the Company and Adopting Employers have adopted for the benefit of certain designated highly compensated and key management personnel.
SECTION 9
CLAIMS PROCEDURES
          9.1 Initial Claim. If the Participant or the Participant’s beneficiary (hereinafter referred to as a “Claimant”) is denied all or any portion of an expected benefit under this Plan for any reason, the Claimant may file a claim with the Committee. The Committee shall notify the Claimant within 60 days of its allowance or denial of the claim, unless the Claimant receives written notice from the Committee prior to the end of the 60-day period stating that special circumstances require an extension of the time for decision for an additional period not to exceed an additional 60 days. The notice of the Committee’s decision shall be in writing, sent by mail to the Claimant’s last known address, and, if a denial of the claim, must contain the following information:
               (a) the specific reasons for denial;
               (b) specific reference to pertinent provisions of the Plan on which the denial is based; and
               (c) if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure.
          9.2 Review. A Claimant may request a review by the Committee of any denial of the Claimant’s claim by submitting in writing such a request within 60 days of the mailing of notice of the denial. The Claimant or the Claimant’s representative shall be entitled to review all pertinent documents, and to submit issues and comments in writing. Absent a request for review within such 60-day period, the claim shall be deemed to be conclusively denied.
SECTION 10
MISCELLANEOUS
          10.1 Payment to Representatives. If an individual entitled to receive any benefits hereunder is determined by the Committee or is otherwise adjudged to be legally incompetent, they shall be paid to such individual’s duly appointed and acting guardian, if any, and if no such guardian is appointed and acting, to such persons as the Committee may designate for the benefit of such individual. Such payment shall, to the extent made, be deemed a complete discharge for such payments under the Plan.

          10.2 Timing of Payments. If the Committee is unable to make the determinations required under the Plan in sufficient time for payments to be made when due, the Committee shall make such payments upon the completion of such determinations with interest at a reasonable rate from such due date and may, at its option, make provisional payments, subject to adjustment, pending the completion of such determinations, all in a manner which would not cause the Participant to be subject to any additional tax under Section 409A of the Code.
          10.3 Withholding, etc. The Employer shall deduct from each payment under the Plan any Federal, state or local withholding or other taxes or charges which an Employer would be required to deduct under applicable law, and any amount so deducted shall be treated as a payment hereunder to the Participant or the Participant’s beneficiaries.
          10.4 Governing Law. The provisions of this Plan shall be construed according to the laws of the United States and the State of New York, excluding the provisions of any such laws that would require the application of the laws of another jurisdiction.
          10.5 Gender and Number. The masculine pronoun wherever used shall include the feminine. Wherever any words are used herein in the singular, they shall be construed as though they were also used in the plural in all cases where they shall so apply.

          10.6 Binding Effect. This Agreement shall be binding upon the Company and the Adopting Employers and their successors or assigns.
          10.7 Captions. The captions at the head of an article, section or a paragraph of the Plan are designed for convenience of reference only and are not to be resorted to for the purposes of interpreting any provision of the Plan, and in the case of any conflict with the text of the Plan, the text of the Plan shall control.
          10.8 Severability. The invalidity of any portion of the Plan shall not invalidate the remainder thereof, which shall continue in full force and effect.
          10.9 Communications. Any election, application, claim, notice, or other communication required or permitted to be made by a Participant pursuant to the Plan shall be made in writing and in such form as the Committee shall prescribe. Such communication or notice shall be effective upon receipt, if sent by first class mail, postage prepaid, and addressed to the Committee, c/o the Company’s offices at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131.
          10.10 Interpretation and Administration. Notwithstanding any provisions of the Plan to the contrary, the provisions of the Plan shall be interpreted and administered and the reserved powers of the Company shall be exercised, including on a retroactive basis to the extent necessary, in accordance with the requirements of Section 409A of the Code (or disregarded to the extent that a provision cannot be so administered, interpreted or exercised), so that no Plan Participant will be subject to any additional tax under Section 409A of the Code.

     IN WITNESS WHEREOF, the Company has caused this amended and restated Agreement to be executed in its name by its duly authorized officer on April 24, 2008, to be effective as set forth above.

VECTOR GROUP LTD.
/s/ Richard J. Lampen
By: Authorized Signatory

EXHIBIT A

	Projected Annual
	Single Life Annuity
Participant	Retirement Benefit	Participation Date

Bennett S. LeBow	$2,524,163	1/1/02

Howard M. Lorber	$1,051,875	1/1/02

Howard M. Lorber (supplemental benefit)	$735,682	1/1/10

Ronald J. Bernstein	$438,750	1/1/02

Gregory Sulin	$148,500	1/1/02

Richard J. Lampen	$250,000	1/1/04

Marc N. Bell	$200,000	1/1/04

J. Bryant Kirkland III	$202,500	1/1/04

Dr. Anthony Albino	$175,000	1/1/04